EXHIBIT 8.1

[SHEARMAN & STERLING LETTERHEAD]



                                       January 12, 1998


Ford Motor Credit Company
The American Road
Dearborn, Michigan  48121

Ladies and Gentlemen:

     In connection with the issuance by Ford Motor Credit Company, a Delaware corporation, of $1,000,000,000 principal amount of 6% Notes due January 14, 2003, we hereby consent to the use of our name and confirm to you our tax advice as set forth under the heading "United States Taxation of Non-United States Persons" in the Prospectus Supplement dated January 7, 1998 relating to registration statement Nos. 33-64263 and 333-40477, to which registration statements this consent is an exhibit.

                                  Very truly yours,



                                  /s/ Shearman & Sterling